Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Regeneron Acquires Full Rights to Two Novel Ophthalmology Development Programs

Tarrytown, New York (May 3, 2013) — Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced that it has expanded its ophthalmology portfolio by acquiring full exclusive rights to two families of novel antibodies invented at Regeneron and previously included in Regeneron’s antibody collaboration with Sanofi. Regeneron acquired full rights to antibodies targeting the PDGF (platelet derived growth factor) family of receptors and ligands in ophthalmology and all other indications and to antibodies targeting the ANG2 (angiopoietin2) receptor and ligand in ophthalmology. Antibodies to PDGF and ANG2 are currently in preclinical development for use in ophthalmology.

With respect to PDGF antibodies, Regeneron will pay Sanofi $10 million upfront, up to $40 million in development milestone payments, and royalties on sales. With respect to ANG2 antibodies in ophthalmology, Regeneron will pay Sanofi $10 million upfront, a potential $5 million development milestone payment, and royalties on sales.

Antibodies to ANG2 outside of ophthalmology will continue to be developed by Regeneron and Sanofi under their antibody collaboration agreement, including REGN910 (SAR 307746), an antibody to ANG2 that is currently in Phase 1 development in patients with advanced malignancies.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading science-based biopharmaceutical company based in Tarrytown, New York that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions. Regeneron markets medicines for eye diseases, colorectal cancer, and a rare inflammatory condition and has product candidates in development in other areas of high unmet medical need, including hypercholesterolemia, oncology, rheumatoid arthritis, allergic asthma and atopic dermatitis. For additional information about the company, please visit www.regeneron.com.

Regeneron Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties relating to future events and the future financial performance of Regeneron, and actual events or results may differ materially from these forward-looking statements. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned, including without limitation antibodies targeting ANG2 and PDGF; unforeseen safety issues resulting from the administration of products and product candidates in patients; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance of Regeneron’s products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi and Bayer HealthCare, to be canceled or terminated without any further product success; and risks associated with third party intellectual property and pending or future litigation relating thereto. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012. Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact Information:

Manisha Narasimhan, Ph.D.	Peter Dworkin
Investor Relations	Corporate Communications
914.847.5126	914.847.7640
manisha.narasimhan@regeneron.com	peter.dworkin@regeneron.com